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                                                                     EXHIBIT 5.1


[CP Clare Corporation Logo]                               78 Cherry Hill Drive
                                                          Beverly, MA 01915-1048
                                                          Tel: 978/524-6700
                                                          Fax: 978/524-4700


                                            October 20, 1998



C.P. Clare Corporation
78 Cherry Hill Drive
Beverly, MA 01915

         Re:  C.P. Clare Corporation
              1995 Stock Option and Incentive Plan
              ------------------------------------

Ladies and Gentlemen:

         This opinion is furnished in connection with the registration, pursuant to the Securities Act of 1933, as amended (the "Act"), of 500,000 shares of the Common Stock, par value $0.01 per share (the "Shares"), of C.P. Clare Corporation (the "Company") which may be issued upon the exercise of options granted under the Company's 1995 Stock Option and Incentive Plan, as amended (the "Option Plan").

         I am counsel to the Company and have acted as counsel to the Company in connection with the preparation of the Option Plan and the registration of the Shares under the Act. I have examined the Amended and Restated Articles of Organization and the By-Laws of the Company; such records of proceedings of the Company's Board of Directors as I have deemed material; a Registration Statement on Form S-8 under the Act relating to the Shares (the "Registration Statement"); and such other certificates, records, instruments and documents as I considered necessary for the purposes of this opinion.

         I am admitted to practice in the Commonwealth of Massachusetts. I express no opinion concerning the laws of any jurisdictions other than the laws of the United States of America and the Commonwealth of Massachusetts.

         Based upon and subject to the foregoing, I am of the opinion that upon the issuance and delivery of the Shares against payment therefor in accordance with the terms of the Registration Statement, the Option Plan and the option agreements under the Option Plan, the Shares will be legally issued, fully paid and non-assessable shares of the Company's Common Stock.

         The foregoing assumes that all requisite steps will be taken to comply with the requirements of the Act, applicable requirement of state laws regulating the offer and sale of securities and applicable requirements of the National Association of Securities Dealers, Inc.

         I understand that this opinion is to be used in connection with the Registration Statement. I consent to the use of my name in the Registration Statement and the filing of this opinion with the Registration Statement.

                                            Very truly yours,


                                            /s/ Lori M. Henderson

                                            Lori M. Henderson
                                            Vice President and Corporate Counsel